EXHIBIT NO. 12.1
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                    UNIONBANCAL CORPORATION AND SUBSIDIARIES

     COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES REQUIREMENTS



                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                    _______________________________________________
(In millions, except ratios)                                          2000     2001      2002      2003      2004
_________________________________________________________________   ________ ________  ________  ________  ________
EXCLUDING  INTEREST  ON  DEPOSITS
Income before income taxes and effect of accounting
    changes . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  661   $  715    $  775    $  880    $1,145
Fixed Charges:
    Interest expense, excluding interest on deposits  . . . . . .       252      156        58        39        39
    One third of rents, net income from subleases (A) . . . . . .        12       10        12        12        15
                                                                    ________ ________  ________  ________  ________
      Total fixed charges . . . . . . . . . . . . . . . . . . . .       264      166        70        51        54
                                                                    ________ ________  ________  ________  ________

Earnings before taxes, fixed charges, and effect of
    accounting changes, excluding capitalized interest  . . . . .    $  925   $  881    $  845    $  931    $1,199
                                                                    ======== ========  ========  ========  ========
Ratio of earnings to fixed charges requirements                        3.50     5.31     12.07     18.25     22.20
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INCLUDING  INTEREST ON  DEPOSITS
Fixed charges                                                        $  264   $  166    $   70    $   51    $   54
Add:  Interest on deposits  . . . . . . . . . . . . . . . . . . .       665      515       236       161       161
                                                                    ________ ________  ________  ________  ________
Total fixed charges including  interest on deposits . . . . . . .    $  929   $  681    $  306    $  212    $  215
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Earnings before taxes, fixed charges, and effect of accounting
     changes, excluding capitalized interest, as above  .   . . .    $  925   $  881    $  845    $  931    $1,199
Add:  Interest on deposits  . . . . . . . . . . . . . . . . . . .       665      515       236       161       161
                                                                    ________ ________  ________  ________  ________
Total earnings before taxes, fixed charges, effect of
   accounting changes, and interest on deposits . . . . . . . . .    $1,590   $1,396    $1,081    $1,092    $1,360
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Ratio of earnings to fixed charges requirements                        1.71     2.05      3.53      5.15      6.33
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(A) The proportion deemed representative of the interest factor.
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